PTC
SECOND QUARTER FISCAL 2017
PREPARED REMARKS
APRIL 19, 2017

Please refer to the “Important Disclosures” section of these prepared remarks for important information about our operating metrics (including Subscription ACV, License and Subscription Bookings, and Subscription % of Bookings), GAAP and non-GAAP definitions, and other important disclosures. Additional financial information is provided in the PTC Financial Data Tables posted with these prepared remarks to PTC’s Investor Relations website at investor.ptc.com.

Any reference to “total recurring software revenue” or “recurring software revenue” means the sum of subscription revenue and support revenue. Any reference to “total software revenue” or “software revenue” means the sum of subscription revenue, support revenue and perpetual license revenue. References to “subscription revenue” include cloud services revenue.

Q2’17 Results vs. January 18, 2017 Guidance

Operating Measures	Guidance		Results
In millions	Q2’17 Low	Q2’17 High	Actual
Subscription ACV	$24	$27	$34
License and Subscription Bookings	$80	$90	$95
Subscription % of Bookings	60%	60%	71%

Financial Measures	GAAP Guidance		GAAP Results	Non-GAAP Guidance		Non-GAAP Results	Non-GAAP at Guidance Mix(1)
In millions, except per share amounts	Q2’17 Low	Q2’17 High		Q2’17 Low	Q2’17 High
Subscription Revenue	$64	$64	$66	$64	$64	$66	$66
Support Revenue	$140	$140	$142	$140	$140	$142	$142
Perpetual License Revenue	$31	$36	$27	$31	$36	$27	$38
Software Revenue	$235	$240	$235	$235	$240	$235	$245
Professional Services Revenue	$45	$45	$45	$45	$45	$45	$45
Total Revenue	$280	$285	$280	$280	$285	$281	$291
Operating Expense	$184	$188	$191	$161	$166	$163	$163
Operating Margin	4%	5%	3%	16%	17%	16%	19%
Tax Rate	35%	35%	(5%)	10%	8%	8%	8%
EPS	$0.01	$0.04	($0.01)	$0.26	$0.31	$0.30	$0.38

(1)
Operating measure that adjusts Non-GAAP results to guidance mix of 60% vs. actual Q2’17 mix of 71% and includes other adjustments as described in “Important Disclosures” set forth below.

Key Highlights of Quarterly Operating Measures

In millions	Q2’17	YoY	YoY CC	Management Comments
Subscription ACV	$34	43%	43%
● Subscription ACV was well above the high end of our guidance of $24M to $27M due to continued adoption of subscriptions, strong new bookings performance, conversions, and our “Get Active” re-activation program.
● On a YTD basis, subscription ACV is up 85% over the first half of FY’16 both as reported and in constant currency.

License and Subscription Bookings	$95	11%	11%
● New bookings were well above the high end of our guidance range of $80M to $90M, due to strong IoT results and continued improvements in go-to-market execution in our Solutions business. Deal close timing may also have benefited Q2 by a modest amount (low single-digit millions $).
● Improved execution drove bookings growth within our Solutions business, led by another strong quarter from CAD, with double-digit bookings growth, and solid performance in PLM.
● IoT bookings grew faster than market growth, which we estimate at around 40%, with expansions representing more than half of bookings and the number of 6-figure bookings increasing over 60% YoY.
● On a YTD basis, total bookings were up 20% (both as reported and in CC) over the first half of FY’16; excluding Kepware, bookings were up 15% YoY as reported and 16% YoY CC.

Subscription % of Bookings	71%	31%	31%
● Our subscription transition continues to exceed our expectations, with a subscription mix of 71% in the quarter vs. our guidance of 60%. We were pleased to see continued improvements in a number of areas, including our partner channel and APAC, which were both greater than 55% subscription mix this quarter.
● From a segment perspective, all businesses were over 60% subscription mix and from a regional perspective, both the Americas and Europe were over 75%, while APAC improved to over 55%.
● We announced today the end-of-life of perpetual licenses in the Americas and Western Europe as of January 1, 2018, for all of our products except Kepware.

Key Highlights of Quarterly Financial Measures
All references to revenue are to GAAP revenue, unless otherwise noted

In millions, except per share amounts	Q2’17	YoY	YoY CC	Management Comments
Total Revenue	$280	3%	3%

● Despite exceeding our guidance subscription mix by 11 percentage points, total revenue still achieved the low end of our guidance range of $280M to $285M.
● Total revenue grew YoY for the first time in nine quarters, evidencing that we have exited the subscription trough.
● We estimate that, at our guidance subscription mix, revenue would have been $10M higher, or approximately $290M, above the high end of our guidance range by $5M, representing 6% growth YoY.

Software Revenue	$235	5%	5%
● Despite exceeding our guidance subscription mix by 11 percentage points, software revenue still achieved the low end of our guidance range of $235M to $240M.
● We estimate that, at our guidance subscription mix software revenue would have been $10M higher, or approximately $245M, above the high end of our guidance by $5M, representing 9% growth YoY.
● Subscription revenue increased 178% YoY, perpetual license revenue declined 31% YoY and support revenue declined 12% YoY. The support decrease is due to a higher mix of subscription bookings, support conversions to subscription and fewer support win-backs in the channel as we launched a new win-back program in Q3’16 where customers continue to return to PTC on a subscription basis.

EPS (GAAP) (Non-GAAP)	($0.01) $0.30	(79%) 30%	(56%) 23%
● Both GAAP and non-GAAP EPS were negatively impacted relative to guidance by the effect of the higher mix of subscription in the quarter.
● Despite the higher subscription mix, non-GAAP EPS was near the higher end of our guidance range of $0.26 to $0.31.
● We estimate that if the license mix were adjusted to our guidance mix, non-GAAP EPS would have been $0.08 higher, or $0.38, above the high end of our guidance range by $0.07.

Quarterly Software Revenue Performance by Group
In millions	Q2’17	YoY	YoY CC	Management Comments
Solutions Software Revenue	$213	3%	3%	● CAD, PLM and SLM all delivered software revenue growth in the quarter.
IoT Software Revenue	$22	26%	26%
● IoT software revenue was driven by the continuation of a series of strong bookings quarters coupled with continued adoption and expansion of the ThingWorx platform.
● IoT revenue growth in Q2’17 is largely organic as we completed the Kepware acquisition in early Q2’16. With a higher subscription mix than Q2’16, IoT revenue growth of 26% CC was lower than YoY bookings growth. Virtually all ThingWorx bookings were subscription this quarter.
● Sequential IoT software revenue was up 1%, despite a higher subscription mix and lower perpetual bookings / revenue. Recurring IoT software revenue grew 10% sequentially.

All references to revenue are to GAAP revenue, unless otherwise noted

Quarterly Software Revenue Performance by Region
In millions	Q2’17	YoY	YoY CC	Management Comments
Americas Software Revenue	$107	8%	8%	● YoY CC bookings growth of 15% and subscription mix of greater than 75%. ● Subscription revenue grew 164% YoY CC.
Europe Software Revenue	$82	2%	5%	● YoY CC bookings growth of 24% and subscription mix of greater than 75%. ● Subscription revenue grew 153% YoY CC.
APAC Software Revenue	$47	3%	0%	● YoY CC bookings declined 6% YoY, with weakness in Japan, while subscription mix increased to greater than 55%. ● Subscription revenue grew 493% YoY CC.
All references to revenue are to GAAP revenue, unless otherwise noted

Quarterly Operating Performance

In millions	Q2’17 GAAP	Q2’17 Non-GAAP	Management Comments
Professional Services Gross Margin	14%	18%	● We delivered solid professional services results for the quarter, with revenue in line with guidance, margins in line with expectations and partner bookings growing 32% YoY.
Operating Expense	$191	$163
● GAAP operating expense was above the high end of our guidance range of $184 million to $188 million due to higher stock-based compensation expense.
● Non-GAAP operating expense was just below the midpoint of our guidance range of $161 million to $166 million.

Operating Margin	3%	16%
● GAAP operating margin was just below our guidance range of 4% to 5%, primarily due to higher subscription mix and higher stock-based compensation expense.
● Despite the higher-than-guidance subscription mix in the quarter, non-GAAP operating margin was within our guidance range of 16% to 17%. At our guidance subscription mix, we estimate non-GAAP operating margin would have been 19%, and at the subscription mix from the year ago period, we estimate our non-GAAP operating margin would have been 21%.

Tax Rate	(5%)	8%

Other Highlights in Quarterly and Annual Operating Performance

●
In Q2’17, subscription bookings represented 71% of total bookings, above our guidance of 60%, driven by programs promoting the adoption of our subscription offering in each of the regions in which we operate, in both our direct and indirect channels, and due to our support conversion and “Get Active” program.

●
Annualized recurring revenue (ARR), was approximately $834 million, which grew 12% compared to Q2’16 and 2% sequentially. Due to our calculation methodology, quarterly variability in this metric should be expected, primarily due to the linearity of support billings during the year and the percentage of on-time renewals, the amount of support win-backs in a quarter, and whether the win-backs are traditional support, with immediate revenue recognition of the past-due amount, or a conversion to subscription, where all revenue is recognized over the future period. Multiple other contractual factors including ramping of committed monthly payments and other elements that may be sold with the subscription or support contract can impact the timing of revenue and the calculation of ARR.

●
Total Deferred Revenue consists of Billed Deferred Revenue and Unbilled Deferred Revenue. We define Unbilled Deferred Revenue as contractually committed orders for license, subscription and support with a customer for which the associated revenue has not been recognized and the customer has not been invoiced. We do not record Unbilled Deferred Revenue on our Consolidated Balance Sheet until we invoice the customer. Billed Deferred Revenue primarily relates to software agreements invoiced to customers for which the revenue has not yet been recognized. Total Deferred Revenue grew 34% year-over-year and 7% sequentially. Billed Deferred Revenue grew $45 million year-over-year and $117 million sequentially. Please note that we believe that Total Deferred Revenue is the most relevant indicator, as billed deferred revenue fluctuates throughout the year based upon the seasonality of our recurring revenue billings and the timing of our fiscal quarter ends.

(in millions)	Q2’17 4/1/17	Q1’17 12/31/16	Q2’16 4/2/16	Q/Q % Change	Y/Y % Change
Billed Deferred Revenue	$492	$375	$447	31%	10%
Unbilled Deferred Revenue	$389	$450	$211	-14%	84%
Total Deferred Revenue	$881	$825	$658	7%	34%

●
In keeping with our strategy to grow our professional services partner ecosystem, Q2’17 service partner bookings grew approximately 32% YoY, with strong bookings growth among our large system integrator partners.

●
For Q2’17, approximately 88% of software revenue came from recurring revenue streams, up from 82% in Q2’16.

●
Cash, cash equivalents, and marketable securities totaled $292 million as of April 1, 2017.

●
For Q2’17, cash flow provided by operating activities was $76 million, and free cash flow was $69 million, both of which include restructuring payments of $13 million.

●
As of April 1, 2017, gross borrowings totaled $718 million, including $500 million of senior notes and $218 million outstanding under our revolving credit facility. During the quarter, we repaid a net $20 million under the credit facility. Under our revolving credit facility, our leverage covenant is limited to 4.5 times adjusted EBITDA. Further, if our leverage covenant ratio exceeds 3.25 times adjusted EBITDA, our stock repurchases are limited to $50 million in a year plus a $100 million aggregate basket through June 30, 2018. Our leverage ratio at the end of Q2’17 reflecting all current terms under the credit facility was 3.34. As of April 1, 2017, we had approximately $260 million available to borrow under the credit facility. Given the significant over-performance of our subscription transition in FY’16, our operating profit and EBIDTA were lower than in the past and lower than we had planned as we started FY’16. As a result, we deferred stock repurchases in FY’16. Returning capital to shareholders is a fundamental element of our capital strategy, and based on our current forecast, we intend to resume repurchases in the third quarter of FY’17.

Guidance and Long-Range Targets
Our Q3 and FY’17 guidance includes the following general considerations:

●
When looking at the full year, we suggest our FY’17 bookings guidance should be compared to FY’16 excluding the $20 million SLM booking recorded in Q4’16 due to the unusual size of this transaction. Excluding this from FY’16 bookings results, and despite a mixed macroeconomic environment and currency headwinds, we are projecting bookings growth in FY’17.

●
A higher mix of subscription bookings is expected to benefit us over the long term, but results in lower revenue and lower earnings in the near term.

●
Because we are only 18 months into our strategic objective of becoming a subscription company, it can be challenging to forecast the rate of customer adoption, the pace of our subscription transition and the overall impact to near-term reported financial results.

●
We expect large deals, which historically represented 30% to 50% of bookings, will remain at the lower end of that range. This is based on the effect of a mixed global manufacturing economy on large deal volumes in our Solutions Group business and the potential for smaller average deal sizes as the subscription transition continues.

●
Despite recent improvements in certain global macroeconomic factors, we continue to remain cautious of the global macroeconomic environment. This caution has been factored into our guidance.

●
Our Fx assumptions in our guidance approximate current spot rates. Fx changes since our guidance in January 2017 in total have been relatively minor, and as such, do not significantly impact our prior full year guidance.

Q3’17 and FY’17 Operating Guidance
In millions	Q3’17 Low	Q3’17 High	FY’17 Low	FY’17 High	Management Comments
Subscription ACV	$32	$36	$136	$143
● At the midpoint, Q3 guidance is up 12% YoY.
● At the midpoint, FY’17 guidance is up 22% YoY. We are raising guidance $6.5M or 5% at the midpoint due to higher expected subscription mix for the full year.

License and Subscription Bookings	$95	$105	$400	$420
● There is no change to our full year bookings guidance, which implies growth of 7% to 12% YoY CC (excluding the $20M SLM booking in Q4’16).
● Please recall that we raised our constant currency guidance in Q1’17 by $12 million.
● The Q3 guidance range represents constant currency growth of (8%) to 1% on a tough compare with an exceptionally strong Q3’16. Please recall that in Q3’16 we exceeded the high end of our guidance range and delivered $105M in bookings (32% YoY growth). In addition, deal close timing may have benefited Q2 by a modest amount (low single-digit millions $), negatively impacting Q3’17.

Subscription % of Bookings	68%	68%	68%	68%

● For Q3, we expect 68% of our bookings to be subscription, based on our current view of the pipeline.
● For FY’17, we are raising guidance from 65% to 68% based on the outlook for the second half of the year.

Q3’17 and FY’17 Financial Guidance
In millions	Q3’17 Low	Q3’17 High	FY’17 Low	FY’17 High	Management Comments
Subscription Revenue	$74	$75	$275	$280
● At the midpoint, Q3 guidance is up more than 130% YoY as the subscription transition continues to accelerate.
● We are raising our FY’17 guidance by $13M or 5% at the midpoint due to YTD subscription bookings performance, an increase in expected subscription mix for the year, and continued success with our conversion program.

Support Revenue	$140	$140	$575	$575
● Q3 guidance is down 14% YoY as a growing proportion of our bookings are subscription-based and more customers continue to convert from support to subscription.
● We are lowering our FY’17 guidance by $3M or 1% based on the continuing trends noted above.

Perpetual License Revenue	$29	$33	$130	$135
● At the midpoint, Q3 guidance is down 31% YoY as an increasing proportion of our customers purchase software as a subscription.
● We are lowering our FY’17 guidance by $12M or 9% at the midpoint based on the continuing trends noted above.

Software Revenue	$243	$248	$980	$990
● At the midpoint, Q3 guidance is up 3% YoY due to the increase in subscription revenue more than offsetting the decline in both support and perpetual license revenue.
● We are lowering our FY’17 guidance by $2.5M at the midpoint due to an increase in expected subscription mix for the year.
● At the midpoint, FY’17 guidance is up 4% YoY.

Professional Services Revenue	$45	$45	$182	$182
● Q3 guidance is down 11% YoY with fewer large services engagements as we emphasize more standard implementations of our products and as we continue to execute on our strategy of growing our service partner ecosystem and expanding margins.
● We are lowering our FY’17 guidance by $3M or 2% due to the continued success in the strategy stated above.

Total Revenue	$288	$293	$1,162	$1,172
● At the midpoint, Q3 guidance is up 1% YoY.
● We are lowering our FY’17 guidance by $5.5M at the midpoint due to an increase in expected subscription mix for the year and lower professional services revenue.
● At the midpoint, FY’17 guidance is up 2% YoY.

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Q3’17 and FY’17 Financial Guidance Continued

In millions	Q3’17 Low	Q3’17 High	FY’17 Low	FY’17 High	Management Comments
Operating Expense (GAAP) (Non-GAAP)	$195 $168	$200 $173	$780 $673	$790 $683
● At the midpoint, Q3 GAAP operating expense guidance is down 1% YoY and FY’17 is down 8% YoY primarily due to lower restructuring charges and continued expense discipline.
● At the midpoint, Q3 non-GAAP operating expense guidance is down 3% YoY and up QoQ due to LiveWorx and a modest impact from Fx.
● At the midpoint, FY’17 non-GAAP operating expense guidance is flat YoY due to continued expense discipline.

Operating Margin(GAAP)	2%	4%	4%	4%
● FY’17 GAAP guidance is up over 700 basis points YoY primarily due to lower restructuring charges, progress in our subscription transition, and continued cost discipline.
● We expect non-GAAP operating margin expansion of 100-200 basis points YoY in Q3.
● We are lowering our FY’17 non-GAAP operating margin guidance by 100 basis points on both the high and low end due to higher expected subscription mix for the full year.
● With our current guidance, we expect full year non-GAAP operating margin expansion of 100-200 basis points over FY’16.

(Non-GAAP)	15%	16%	16%	17%
Tax Rate(GAAP)	5%	5%	75%	75%	● GAAP guidance updated for current estimates. No change to FY’17 non-GAAP guidance.
(Non-GAAP)	10%	8%	10%	8%
Shares Outstanding (GAAP) (Non-GAAP)	116 117	117 117	116 117	117 117	● GAAP guidance updated for current estimates. No change to FY’17 non-GAAP guidance.
EPS(GAAP)	($0.04)	$0.00	$0.00	$0.02
● We are lowering our FY’17 GAAP guidance due to higher than expected subscription mix for the full year and a higher than expected tax rate.
● At the midpoint, we expect Q3 non-GAAP EPS to be up 2% YoY.
● We are lowering our FY’17 non-GAAP EPS guidance by $0.07 at the midpoint due to the higher expected subscription mix for the full year.
● At the midpoint, FY’17 non-GAAP EPS is down 1% YoY due to the impact of higher subscription mix, higher interest expense related to the outstanding notes issued in May 2016 and a less favorable tax rate than FY’16.

(Non-GAAP)	$0.24	$0.29	$1.13	$1.23
Free Cash Flow Adjusted FCF			$115 $158	$125 $168
● We exclude restructuring and litigation payments from our adjusted free cash flow guidance. With an increase in our subscription mix guidance, we have reduced our guidance for Free Cash Flow and Adjusted FCF by approximately $12 million.

Our guidance above assumes 68% mix of subscription bookings in Q3’17 and 68% for the full-year FY’17. If subscription bookings mix varies from our guidance, it will affect our income statement and cash flow results. Assuming bookings of equal value, we estimate that every 1% change in subscription mix will impact annual revenue by approximately $4 million, annual non-GAAP operating margin by approximately 30 basis points and annual non-GAAP EPS by approximately $0.03. (We cannot estimate the effect on GAAP operating margin and EPS due to the number of unknown items, including tax items, included in GAAP operating margin and EPS.) Of course, the higher mix of subscription bookings is expected to ultimately benefit our financial performance over the long-term.

The third quarter and full year FY’17 revenue, non-GAAP operating margin and non-GAAP EPS guidance exclude the estimated items outlined below, as well as any tax effects and discrete tax items that occur (which are not known or reflected).

In millions	Q3’17	FY’17
Effect of acquisition accounting on fair value of acquired deferred revenue	$ 1	$ 3
Stock-based compensation expense	18	76
Intangible asset amortization expense	14	57
Restructuring charges(1)	3	10
Acquisition-related charges	0	1
Non-operating credit facility refinancing costs	0	1
Total Estimated GAAP adjustments	$ 36	$ 148
(1) We expect to record approximately $3 million in restructuring charges in the third quarter of 2017 related to the closure of a leased facility.

Long-Range Targets (Non-GAAP)
Our long-range target model we presented in November 2016 is available on our investor relations website at investor.ptc.com.

Important Disclosures
Reporting metrics and non-GAAP definitions – Management believes certain operating measures and non-GAAP financial measures provide additional meaningful information that should be considered when assessing our performance. These measures should be considered in addition to, not as a substitute for, the reported GAAP results.

Software licensing model – A majority of our software sales to date have been perpetual licenses, where customers own the software license. Typically, our customers choose to pay for ongoing support, which includes the right to software upgrades and technical support, and attach rates on support are in the high 90% range with retention rates also in the 90% range. A growing percentage of our business consists of ratably recognized subscriptions. Under a subscription, customers pay a periodic fee for the continuing right to use our software, including access to technical support. They may also elect to use our cloud services and have us manage the application. We began offering subscription pricing as an option for most PTC products in Q1 FY’15. We believe this additional purchase option will prove attractive to customers over time as it: (1) increases customer flexibility and opportunity to change their mix of licenses; (2) lowers the initial purchase commitment; and (3) allows customers to use operating rather than capital budgets. Over a three to five-year period we believe the net present value (NPV) of a subscription is likely to exceed that of a perpetual license, assuming similar seat counts. However, initial revenue, operating margin, and EPS will be lower as revenue is recognized ratably in a subscription, rather than up front.

Bookings Metrics – We offer both perpetual and subscription licensing options to our customers, as well as monthly software rentals for certain products. Given the difference in revenue recognition between the sale of a perpetual software license (revenue is recognized at the time of sale) and a subscription (revenue is deferred and recognized ratably over the subscription term), we use bookings for internal planning, forecasting and reporting of new license and cloud services transactions. In order to normalize between perpetual and subscription licenses, we define subscription bookings as the subscription annualized contract value (subscription ACV) of new subscription bookings multiplied by a conversion factor of 2. We arrived at the conversion factor of 2 by considering a number of variables including pricing, support, length of term, and renewal rates. We define subscription ACV as the total value of a new subscription booking divided by the term of the contract (in days) multiplied by 365. If the term of the subscription contract is less than a year, the ACV is equal to the total contract value. Note that in FY’16, the weighted average contract length of our subscription bookings was approximately 2 years.

License and subscription bookings equal subscription bookings (as described above) plus perpetual license bookings plus any monthly software rental bookings during the period. Total ACV equals subscription ACV (as described above) plus the annualized value of incremental monthly software rental bookings during the period.

Because subscription bookings is a metric we use to approximate the value of subscription sales if sold as perpetual licenses, it does not represent the actual revenue that will be recognized with respect to subscription sales or that would be recognized if the sales were perpetual licenses, nor does the annualized value of monthly software rental bookings represent the value of any such booking.

License Mix-Adjusted Metrics -These metrics assume that all new software and cloud services bookings since the start of FY’14 were perpetual license sales that included support in subsequent periods. The license mix-adjusted amount is calculated by converting the ACV (as defined above) of a new subscription solutions booking in the period to an assumed perpetual license equivalent by multiplying the ACV by a conversion factor of 2 (as defined above), and adding that amount to the perpetual license revenue amounts recognized in that period. Support calculated at 20% of the annual value of the converted amount is added to support revenue in future periods, beginning the quarter after the converted booking is assumed to be recognized. The assumed support revenue is spread ratably over a 12-month period and is assumed to renew in subsequent years.

Annualized Recurring Revenue (ARR) - To help investors understand and assess the success of our subscription transition, we provide an Annualized Recurring Revenue operating measure. Annualized Recurring Revenue (ARR) for a given quarter is calculated by dividing the portion of non-GAAP software revenue attributable to subscription and support for the quarter by the number of days in the quarter and multiplying by 365. ARR should be viewed independently of revenue and deferred revenue as it is an operating measure and is not intended to be combined with or to replace either of those items. ARR is not a forecast of future revenue, which can be impacted by contract expiration and renewal rates, and does not include revenue reported as perpetual license or professional services revenue in our consolidated statement of income. Subscription and support revenue and ARR disclosed in a quarter can be impacted by multiple factors, including but not limited to (1) the timing of the start of a contract or a renewal, including the impact of on-time renewals, support win-backs, and support conversions, which may vary by quarter, (2) the ramping of committed monthly payments under a subscription agreement over time, and (3) multiple other contractual factors with the customer including other elements sold with the subscription or support contract, and these elements can result in variability in disclosed ARR.

Non-GAAP Revenue – Excludes the fair value adjustment for acquired deferred revenue. In Q1’15, we began including cloud services revenue, which was formerly reported in services, within license & subscription solutions.

Navigate Allocation -- In FY’16, we launched Navigate, a ThingWorx-based IoT solution for PLM. In FY’17, revenue and bookings for Navigate are being allocated 50% to Solutions and 50% to IoT. FY’16 reported amounts have been reclassified to conform with the current presentation. The impact of the reclassification on FY’16 revenue was immaterial.

Foreign Currency Impacts on our Business – We have a global business, with Europe and Asia historically representing approximately 60% of our revenue, and fluctuation in foreign currency exchange rates can significantly impact our results. We do not forecast currency movements; rather we provide detailed constant currency commentary. We do employ a hedging strategy to limit our exposure to currency risk.

Constant Currency Change Measure (YoY CC) – Year-over-year changes in revenue on a constant currency basis compare reported results excluding the effect of any hedging converted into U.S. dollars based on the corresponding prior year’s foreign currency exchange rates to reported results for the comparable prior year period.

Important Information about Non-GAAP References
PTC provides non-GAAP supplemental information to its financial results. We use these non-GAAP measures, and we believe that they assist our investors, to make period-to-period comparisons of our operational performance because they provide a view of our operating results without items that are not, in our view, indicative of our core operating results. We believe that these non-GAAP measures help illustrate underlying trends in our business, and we use the measures to establish budgets and operational goals, communicated internally and externally, for managing our business and evaluating our performance. We believe that providing non-GAAP measures affords investors a view of our operating results that may be more easily compared to the results of peer companies. In addition, compensation of our executives is based in part on the performance of our business based on these non-GAAP measures. However, non-GAAP information should not be construed as an alternative to GAAP information as the items excluded from the non-GAAP measures often have a material impact on our financial results and such items often recur. Management uses, and investors should consider, non-GAAP measures in conjunction with our GAAP results.

Non-GAAP revenue, non-GAAP operating expense, non-GAAP operating margin, non-GAAP gross profit, non-GAAP gross margin, non-GAAP net income and non-GAAP EPS exclude the effect of the following items:

●
Fair value of acquired deferred revenue is a purchase accounting adjustment recorded to reduce acquired deferred revenue to the fair value of the remaining obligation, so our GAAP revenue after an acquisition does not reflect the full amount of revenue that would have been reported if the acquired deferred revenue was not written down to fair value. We believe excluding these adjustments to revenue from these contracts (and associated costs in fair value adjustment to deferred services cost) is useful to investors as an additional means to assess revenue trends of our business.

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Stock-based compensation is a non-cash expense relating to stock-based awards issued to executive officers, employees and outside directors and to our employee stock purchase plan. We exclude this expense as it is a non-cash expense and we assess our internal operations excluding this expense and believe it facilitates comparisons to the performance of other companies in our industry.

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Amortization of acquired intangible assets is a non-cash expense that is impacted by the timing and magnitude of our acquisitions. We believe the assessment of our operations excluding these costs is relevant to our assessment of internal operations and comparisons to the performance of other companies in our industry.

●
Acquisition-related charges included in general and administrative costs are direct costs of potential and completed acquisitions and expenses related to acquisition integration activities, including transaction fees, due diligence costs, severance and professional fees. In addition, subsequent adjustments to our initial estimated amount of contingent consideration associated with specific acquisitions are included within acquisition-related charges. These costs are not considered part of our normal operations as the occurrence and amount will vary depending on the timing and size of acquisitions.

●
Restructuring charges include severance costs and excess facility restructuring charges resulting from reductions of personnel driven by modifications to our business strategy and not considered part of our normal operations. These costs may vary in size based on our restructuring plan.

●
Non-operating credit facility refinancing costs are non-operating charges we record as a result of the refinancing of our credit facility. We assess our internal operations excluding these costs and believe it facilitates comparisons to the performance of other companies in our industry.

●
Income tax adjustments include the tax impact of the items above and assumes that we are profitable on a non-GAAP basis in the U.S. and one foreign jurisdiction, and eliminates the effect of the valuation allowance recorded against our net deferred tax assets in those jurisdictions.  Additionally, we exclude other material tax items that we view as non-ordinary course.

PTC also provides information on “free cash flow” and “adjusted free cash flow” to enable investors to assess our ability to generate cash without incurring additional external financings and to evaluate our performance against our announced long term goal of returning approximately 40% of our free cash flow to shareholders via stock repurchases. Free cash flow is net cash provided by (used in) operating activities less capital expenditures; adjusted free cash flow is free cash flow excluding restructuring payments and certain identified non-ordinary course payments. Free cash flow and adjusted free cash flow are not measures of cash available for discretionary expenditures.

Forward-Looking Statements
Statements in this press release that are not historic facts, including statements about our third quarter and full fiscal 2017 targets and other future financial and growth expectations and targets, and anticipated tax rates, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include: the macroeconomic and/or global manufacturing climates may not improve or may deteriorate; customers may not purchase our solutions when or at the rates we expect; our businesses, including our Internet of Things (IoT) business, may not expand and/or generate the revenue we expect; foreign currency exchange rates may vary from our expectations and thereby affect our reported revenue and expense; the mix of revenue between license & subscription solutions, support and professional services could be different than we expect, which could impact our EPS results; our customers may purchase more of our solutions as subscriptions than we expect, which would adversely affect near-term revenue, operating margins, and EPS; customers may not purchase subscriptions as we expect, which could impact our ability to achieve targeted subscription bookings and subscription mix; sales of our solutions as subscriptions may not have the longer-term effect on revenue that we expect; we may be unable to generate sufficient operating cash flow to return 40% of free cash flow to shareholders and other uses of cash or our credit facility limits could preclude share repurchases; and any repatriation of cash held outside the U.S., which constitutes a significant portion of our cash, could be subject to significant taxes. In addition, our assumptions concerning our future GAAP and non-GAAP effective income tax rates are based on estimates and other factors that could change, including the geographic mix of our revenue, expenses and profits and loans and cash repatriations from foreign subsidiaries. Other risks and uncertainties that could cause actual results to differ materially from those projected are detailed from time to time in reports we file with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	April 1,	April 2,	April 1,	April 2,
	2017	2016	2017	2016

GAAP revenue	$280,040	$272,627	$566,367	$563,644
Fair value adjustment of acquired deferred subscription revenue	411	777	1,057	965
Fair value adjustment of acquired deferred services revenue	262	286	530	595
Non-GAAP revenue	$280,713	$273,690	$567,954	$565,204

GAAP gross margin	$198,210	$192,436	$402,422	$403,305
Fair value adjustment of acquired deferred revenue	673	1,063	1,587	1,560
Fair value adjustment to deferred services cost	(108)	(125)	(221)	(257)
Stock-based compensation	3,207	2,379	6,101	5,735
Amortization of acquired intangible assets included in cost of revenue	6,389	6,725	12,777	11,852
Non-GAAP gross margin	$208,371	$202,478	$422,666	$422,195

GAAP operating income (loss)	$7,513	$1,758	$12,074	$(11,535)
Fair value adjustment of acquired deferred revenue	673	1,063	1,587	1,560
Fair value adjustment to deferred services cost	(108)	(125)	(221)	(257)
Stock-based compensation	21,577	14,836	39,565	38,025
Amortization of acquired intangible assets included in cost of revenue	6,389	6,725	12,777	11,852
Amortization of acquired intangible assets	7,946	8,396	16,013	16,746
Acquisition-related charges included in general and administrative costs	554	1,071	723	2,278
Restructuring charges	464	4,579	6,749	41,726
Non-GAAP operating income (1)	$45,008	$38,303	$89,267	$100,395

GAAP net loss	$(1,104)	$(5,173)	$(10,245)	$(29,065)
Fair value adjustment of acquired deferred revenue	673	1,063	1,587	1,560
Fair value adjustment to deferred services cost	(108)	(125)	(221)	(257)
Stock-based compensation	21,577	14,836	39,565	38,025
Amortization of acquired intangible assets included in cost of revenue	6,389	6,725	12,777	11,852
Amortization of acquired intangible assets	7,946	8,396	16,013	16,746
Acquisition-related charges included in general and administrative costs	554	1,071	723	2,278
Restructuring charges	464	4,579	6,749	41,726
Non-operating credit facility refinancing costs	1,152	-	1,152	2,359
Income tax adjustments (2)	(2,787)	(5,208)	(2,639)	(279)
Non-GAAP net income	$34,756	$26,164	$65,461	$84,945

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED), CONT'D.
(in thousands, except per share data)

Three Months Ended		Six Months Ended
April 1,	April 2,	April 1,	April 2,
2017	2016	2017	2016
GAAP diluted loss per share	$(0.01)	$(0.05)	$(0.09)	$(0.25)
Fair value of acquired deferred revenue	0.01	0.01	0.01	0.01
Stock-based compensation	0.18	0.13	0.34	0.33
Amortization of acquired intangibles	0.12	0.13	0.25	0.25
Acquisition-related charges	-	0.01	0.01	0.02
Restructuring charges	-	0.04	0.06	0.36
Non-operating credit facility refinancing costs	0.01	-	0.01	0.02
Income tax adjustments	(0.02)	(0.05)	(0.02)	-
Non-GAAP diluted earnings per share	$0.30	$0.23	$0.56	$0.74

GAAP diluted weighted average shares outstanding	115,709	114,563	115,498	114,354
Dilutive effect of stock based compensation plans	1,737	428	1,736	758
Non-GAAP diluted weighted average shares outstanding	117,446	114,991	117,234	115,112

(1)	Operating margin impact of non-GAAP adjustments:

	Three Months Ended		Six Months Ended
	April 1,	April 2,	April 1,	April 2,
	2017	2016	2017	2016
GAAP operating margin	2.7%	0.6%	2.1%	-2.0%
Fair value of acquired deferred revenue	0.2%	0.4%	0.3%	0.3%
Fair value adjustment to deferred services cost	0.0%	0.0%	0.0%	0.0%
Stock-based compensation	7.7%	5.4%	7.0%	6.7%
Amortization of acquired intangibles	5.1%	5.5%	5.1%	5.1%
Acquisition-related charges	0.2%	0.4%	0.1%	0.4%
Restructuring charges	0.2%	1.7%	1.2%	7.4%
Non-GAAP operating margin	16.0%	14.0%	15.7%	17.8%

(2)
We have recorded a full valuation allowance against our U.S. net deferred tax assets and a valuation allowance against net deferred tax assets in certain foreign jurisdictions. As we are profitable on a non-GAAP basis, the 2017 and 2016 non-GAAP tax provisions are being calculated assuming there is no valuation allowance. Income tax adjustments reflect the tax effects of non-GAAP adjustments which are calculated by applying the applicable tax rate by jurisdiction to the non-GAAP adjustments listed above. For the three and six months ended April 1, 2017 and April 2, 2016 our non-GAAP tax provision is based on our annual expected non-GAAP tax rate applied to our year-to-date non-GAAP earnings.